Exhibit 10.12

GLOBAL TRADEMARK PROTECTION AND COOPERATION AGREEMENT

This Global Trademark Protection and Cooperation Agreement (“Agreement”) is entered into effective as of the 15th day of March, 2012 by and between The Talbots Group, Limited Partnership, a Massachusetts limited partnership with its principal place of business in Hingham, Massachusetts and The Talbots, Inc., a Delaware corporation having its principal place of business in Hingham, Massachusetts and the general partner of The Talbots Group, Limited Partnership (collectively, “Talbots”) of the first part, and Aeon Co., Ltd., a Japanese corporation, with its principal place of business in Chiba-shi, Chiba, Japan (“Aeon”), of the second part.

W I T N E S S E T H :

WHEREAS, pursuant to a Trademark Purchase and License Agreement dated November 6, 1993 (the “1993 Agreement”), by and between JUSCO (Europe) B.V., a Netherlands corporation and a predecessor in interest to Aeon, and The Classics Chicago, Inc., a Delaware corporation and a predecessor in interest to Talbots, the TALBOTS Trademarks, as defined in the 1993 Agreement, and the goodwill of the business associated therewith are owned exclusively by Aeon in the Asian countries listed in Exhibit 1 hereto (the “Asian Territory”), and exclusively by Talbots in the remainder of the world (“Talbots’ Territory”);

WHEREAS, the 1993 Agreement grants to Talbots the right and license to manufacture and assemble products bearing the TALBOTS Trademarks and to distribute TALBOTS catalogs and to make catalog sales of TALBOTS merchandise in the Asian Territory pursuant to the terms and conditions set forth therein, such that Talbots has a business interest in protecting the TALBOTS Trademarks worldwide;

WHEREAS, Aeon has relied upon the fame of the TALBOTS Trademarks created by Talbots in Talbots’ Territory to register and enforce certain of its trademark rights in the Asian Territory;

WHEREAS, the parties believe that protection, policing and enforcement of the TALBOTS Trademarks on a global basis is fostered by their collaboration and cooperation;

WHEREAS, Talbots and Aeon have heretofore cooperated and lent assistance to one another to promote the registration and enforcement of the TALBOTS Trademarks in various countries of interest worldwide; and

WHEREAS, Talbots and Aeon wish to continue to collaborate and cooperate with one another to protect and defend the TALBOTS Trademarks on a global basis, have reached certain agreements concerning the registration, policing and enforcement of the TALBOTS Trademarks worldwide, and wish to memorialize such agreements and confirm their respective trademark ownership and registration rights with respect to the TALBOTS Trademarks;

NOW THEREFORE, in consideration of the mutual promises herein contained and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

1.	Acknowledgement of Ownership of TALBOTS Marks

(a) Talbots acknowledges and agrees that Aeon owns all right and title to the TALBOTS Trademarks in the Asian Territory, including the right to use and register the TALBOTS Trademarks in the Asian Territory.

(b) Aeon acknowledges and agrees that Talbots owns all right and title to the TALBOTS Trademarks in Talbots’ Territory, including the right to use and register the TALBOTS Trademarks in Talbots’ Territory, and has a non-exclusive license to distribute

TALBOTS catalogs, to make catalog sales, and to manufacture, have manufactured, assemble or have assembled, products bearing the TALBOTS Trademarks in the Asian Territory, in each case, pursuant to the terms and conditions of the 1993 Agreement.

(c) Aeon shall not object to, contest, seek cancellation of, or in any way interfere with, directly or indirectly, Talbots’ use and/or registration of the TALBOTS Trademarks in Talbots’ Territory.

(d) Talbots shall not object to, contest, seek cancellation of, or in any way interfere with, directly or indirectly, Aeon’s use and/or registration of the TALBOTS Trademarks in the Asian Territory.

2.	Cost Sharing for Past Registrations and Past Enforcement Efforts

(a) Talbots and Aeon will share equally the costs incurred through February 28, 2011 in connection with:

(i) trademark applications filed in China, prosecution efforts in connection with those applications, and registrations issued on such applications; and

(ii) recent joint policing and enforcement efforts undertaken in Asia, all as indicated in Exhibit 2 hereof.

(b) Pursuant to Section 2 (a) hereof, Aeon will pay to Talbots the amount of              promptly following execution of this Agreement.

(c) The parties will not seek reimbursement from each other for any other policing and registration efforts in Asia prior to February 28, 2011, other than as expressly provided in this Agreement.

3.	Assignment of Registrations

(a) With Aeon’s knowledge and approval, Talbots has heretofore registered or applications are pending for registration in Talbots’ name of the TALBOTS Trademarks owned by Aeon in the following countries in the Asian Territory: China, Australia and Hong Kong and no other countries in the Asian Territory. A list identifying such registrations and applications is attached hereto as Exhibit 3.

(b) Talbots agrees to transfer and assign to Aeon all rights and title to the registrations and applications identified in Exhibit 3 hereto promptly following the execution of this Agreement. Aeon will assume responsibility and all costs for instructing, preparing and overseeing the preparation of documentation and the local recordal of the assignments and the prosecution of such pending applications and maintenance of such registrations.

(c) Upon the reasonable request of Aeon, Talbots shall promptly execute such other documents, including consents, licenses, approvals and acknowledgement of rights, consistent with, and to permit Aeon to effectuate the assignments of the registrations and applications identified in Exhibit 3 hereto.

4.	Perseus Agreement

(a) Talbots shall, promptly following the execution of this Agreement, use its reasonable best efforts to cause Perseus Company Limited (“Perseus”) to be bound by and subject to terms, conditions, and obligations in favor of Aeon with respect to the TALBOTS Trademarks owned by Aeon in the Asian Territory that are the same as the terms, conditions, and obligations of Perseus in favor of Talbots with respect to the TALBOTS Trademarks owned by Talbots as set forth in the Co-Existence/Prior Rights Agreement, dated as of May 4, 2009, between Perseus and The Talbots, Inc.

5.	Future Registration Efforts in Asia

(a) Aeon does not currently intend to use or register the TALBOTS Trademarks in Afghanistan, Bhutan and North Korea.

(b) Aeon hereby assigns to Talbots all rights and title to the TALBOTS Trademarks in Afghanistan, Bhutan and North Korea, including the right to seek such registration and/or protections in Talbots’ name as are afforded under local laws. The Asian Territory and Exhibit 1 hereto are hereby amended to remove such countries from the Asian Territory and to add such countries to Talbots’ Territory.

(c) Promptly after execution of this Agreement, Talbots shall instruct registration of the TALBOTS Trademarks in Afghanistan, Bhutan and North Korea in its own name at its expense.

(d) Talbots agrees to transfer all rights and title to the TALBOTS Trademarks and any and all applications or registrations therefor in Afghanistan, Bhutan and North Korea back to Aeon at Aeon’s request and to execute such documents as necessary to effect such a transfer within thirty days of receipt of such documents from Aeon or its counsel in exchange for reimbursement from Aeon of the reasonable registration and assignment costs incurred by Talbots.

(e) For Talbots’ manufacture of product in accordance with the 1993 Agreement, registration of TALBOTS is desired in India, Indonesia, Vietnam, Bangladesh, Cambodia and South Korea in Class 18 (leather handbags and other leather goods), Class 25 (clothing) and Class 35 (retail store, catalog and Internet sales services where permitted under local practice).

(f) Promptly after execution of this Agreement, Talbots will instruct its attorneys, Baker Botts LLP, to register the TALBOTS Trademarks in India, Indonesia, Vietnam and Bangladesh Cambodia in Classes 18, 25 and 35 in Aeon’s name and to oversee prosecution of the applications and maintenance of the registrations. The parties will split equally the costs for filing fees and local counsel fees and Talbots will assume all fees of Baker Botts LLP in connection with these foregoing registration, prosecution and maintenance activities.

(g) Promptly after execution of this Agreement, Talbots will instruct its attorneys, Baker Botts LLP, at Aeon’s expense, and subject to the following proviso, to register the TALBOTS Trademarks in Aeon’s name, to oversee prosecution of the applications and maintenance of the registrations in the remaining countries in the Asian Territory: Brunei, Laos, Macau, Mongolia, Nepal, New Zealand, Pakistan, Philippines, Singapore, South Korea and Sri Lanka in Classes 18, 25 and 35 and to effect the publication of cautionary notices in Myanmar; provided, however, that prior to the commencement of the registration process with respect to TALBOTS Trademarks upon the instruction of TALBOTS in accordance with this Section 5(g), TALBOTS shall cause Baker Botts LLP to promptly notify Aeon in writing of the undertaking of the registration and the estimates of the legal fees to be incurred pursuant to such registration process, and if Aeon is not satisfied with the estimates submitted by Baker Botts LLP, Aeon can hire another counsel for such registration process at its sole discretion (in which event Aeon shall not be responsible for any fees of Baker Botts LLP in connection with the relevant registration).

6.	Future Policing and Enforcement Efforts

(a) Each party shall take reasonable steps in accordance with its own business practices to police and enforce its trademark rights in its respective territory. To that end, the parties agree that, promptly after the execution hereof, Talbots will instruct its attorneys, Baker Botts LLP, to retain or continue appropriate watch services in each party’s respective territory in order to monitor and protect the TALBOTS Trademarks in such territory. Prior to the commencement of each watch service in accordance with this Section 6(a), TALBOTS shall cause Baker Botts LLP to promptly notify Aeon in writing of the undertaking of watch service and the estimates of the legal fee incurred by such service, and if Aeon is not satisfied with the estimates submitted by Baker Botts LLP, Aeon can hire another counsel for such watch service at its sole discretion (in which event Aeon shall not be responsible for any fees of Baker Botts LLP in connection with the relevant service). Each party reserves the right from time to time, at its sole discretion, to select alternative law firms or other watch services for its respective territory.

(b) The primary responsibility for such watch services and for routine policing and enforcement, and the costs associated with those activities, including fees and costs to Baker Botts, LLP, will be borne by the party owning the rights in the given territory; specifically, Aeon in the Asian Territory and Talbots in Talbots’ Territory, provided that, if a party retains watch services or conducts policing or enforcement activities in the other party’s territory, that party shall be solely responsible for the costs and expenses of those activities in the other party’s territory.

(c) The parties shall reasonably cooperate with one another and lend such assistance that they believe is reasonably necessary or appropriate to protect their respective ownership interests in the TALBOTS Trademarks and prevent infringement worldwide.

(d) Where any significant efforts or expenditures are required to police or prosecute any infringement in the Asian Territory where Talbots manufactures products (other than Japan, for which Aeon will retain sole responsibility and cover all costs), or where the parties jointly determine that policing or enforcement efforts are in both of their interests, after consulting and mutually agreeing in writing on the action to be taken, the parties shall share the costs incurred as they deem appropriate to the particular circumstances.

(e) Where only one party wishes to take action against a perceived infringement in the Asian Territory, that party may take action it deems appropriate to protect the TALBOTS Trademarks at its own expense and the other party will reasonably cooperate and provide reasonable assistance upon request, including the execution of any documents required in order to bring any action for enforcement.

(f) Aeon shall be solely responsible for its own policing and enforcement efforts in Japan and shall not be entitled to be reimbursed for any expenses incurred therewith. Talbots shall be solely responsible for its own policing and enforcement efforts in the Talbots’ Territory and shall not be entitled to be reimbursed for any expenses incurred therewith.

7.	Other Areas of Cooperation

(a) The parties agree that, where required or legally beneficial in a given country, upon the reasonable request of the other party, they will promptly execute such other and further documents evidencing the rights and benefits conferred by, the 1993 Agreement and this Agreement, such as, for example, the right to manufacture in, import to, or export from, a particular country.

(b) The parties will agree to take such actions as they determine are commercially reasonable and appropriate to assist one another in registering and enforcing trademark rights worldwide, including providing evidence of trademark use, distinctiveness, registration and fame and/or which supports a claim of infringement or other wrongdoing against a third party involving the TALBOTS Trademarks.

(c) Talbots will permit Aeon to benefit within its Asian Territory from Talbots’ worldwide fame and goodwill in the TALBOTS Trademarks in connection with the registration and enforcement of the TALBOTS Trademarks in the Asian Territory.

8.	Governing Law; Choice of Forum: Consent to Jurisdiction.

(a) This Agreement shall be governed by, and be construed in accordance with, the laws of the State of New York.

(b) All disputes, controversies or claims (“Disputes”) arising out of or relating to this Agreement shall first be settled as far as possible by negotiations between the parties to the Dispute, in the form of meetings between senior-management level representatives of such parties, upon the written request (a “Request”) by any such party to the other such party.

(c) If the parties to the Dispute are unable to resolve a Dispute within two weeks after receipt by a party of a Request, then such Dispute shall be settled as far as possible by negotiations between the parties to the Dispute, in the form of meetings of representative officers (senior vice president or equivalent or above) of such parties.

(d) All suits, actions or proceedings arising out of or in relation to this Agreement shall be brought in a state or federal court located in the Borough of Manhattan in The City of New York, State of New York, which courts shall be the exclusive forum for all such suits, actions or proceedings. Each of the parties hereby waives any objection which it may now or hereafter have to the laying of venue in any such court of any such suit, action or proceeding.

(e) Each of the parties hereby irrevocably submits to the jurisdiction of any state or federal court located in the Borough of Manhattan in The City of New York, State of New York, in any such suit, action or proceeding referred to in Section 8(d) above

9.	Miscellaneous

This Agreement: (a) may be executed in one or more counterparts, and shall become effective as of the date listed above; (b) may not be amended, modified or waived in whole or in part except by written agreement duly executed by each of the parties; (c) supersedes any and all prior agreements with respect to the subject matter hereof, written and oral, between the parties; (d) is perpetual unless terminated in writing by all parties; and (e) shall be binding upon and shall inure to the benefit of the parties hereto and their permitted successors, assigns and transferees. For the avoidance of doubt, this Agreement is limited precisely as written and, other than as expressly provided herein, shall not be deemed to amend, modify or effect any other terms or conditions of the 1993 Agreement, or any rights or obligations of the parties thereto.

IN WITNESS WHEREOF, this Agreement has been executed by the parties hereto as of the day and year first above written.

The Talbots Group, Limited Partnership

By:	/s/ Richard T. O’Connell, Jr.
Name:	Richard T. O’Connell, Jr.
Title:	Vice President And Secretary

The Talbots, Inc.

By:	/s/ Richard T. O’Connell, Jr.
Name:	Richard T. O’Connell, Jr.
Title:	Executive Vice President, Legal And Real Estate

AEON Co., Ltd.

By:	/s/ Masaaki Toyoshima
Name:	Masaaki Toyoshima
Title:	Executive Vice President CEO, Shopping Center Development Business

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EXHIBIT 1

Afghanistan

Australia

Bangladesh

Bhutan

Brunei

Cambodia

China (including People’s Republic of China and Republic of China on Taiwan)

Crown Colony of Hong Kong

India

Indonesia

Japan

Korea (including North Korea and Republic of Korea)

Laos

Macau

Malaysia

Mongolia

Myanmar (Burma)

Nepal

New Zealand

Pakistan

Philippines

Singapore

Sri Lanka

Thailand

Vietnam